Exhibit C

Registration Rights Agreement

Acknowledgement and Waiver

June 22, 2017

NOVO A/S

Tuborg Havnevej 19

DK-2900

Hellerup, Denmark

Attn: Heather Ludvigsen

Novo Ventures (US), Inc.

1700 Owens Street, Suite 540

San Francisco, CA 94158

Attn: Scott Beardsley and Junie Lim

Re: Proposed Registration and Offering of Class A Common Stock

Reference is made to that certain Seventh Amended and Restated Registration Rights Agreement, dated November 10, 2010 (as supplemented and amended, the “Registration Rights Agreement”), by and among Reata Pharmaceuticals, Inc. (the “Company”) and each of the Holders, including you. Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Registration Rights Agreement.

The Company intends to file with the Securities and Exchange Commission a registration statement on Form S-3 on or about June 23, 2017 (the “Registration Statement”). After the effectiveness of the Registration Statement, the Company intends to sell shares of Class A Common Stock of the Company, par value $0.001 per share (“Class A Common Stock”), or other types of equity securities of the Company in one or more underwritten offerings, at-the-market offerings, or other types of distributions permitted pursuant to the prospectus included in the Registration Statement (collectively, the “Proposed Offerings”). In connection with the Registration Statement and the Proposed Offerings, you have certain rights pursuant to Section 3.1 of the Registration Rights Agreement with respect to shares of Class A Common Stock that you currently hold or which you acquire on conversion of shares of Class B Common Stock of the Company, par value $0.001 per share, into shares of Class A Common Stock (the “Registrable Securities”).

This letter serves to confirm that you have declined to exercise and hereby waive your rights under Section 3.1 of the Registration Rights Agreement with respect to the inclusion of any of your Registrable Securities in the Registration Statement or any Proposed Offering thereunder. By execution of this letter, notwithstanding the requirements set forth therein, you hereby waive any defects in the notice obligations required under the Registration Rights Agreement related to the Registration Statement or the Proposed Offerings. This waiver of rights and notice will be null and void as of September 1, 2017, if the Registration Statement has not been filed on or before such date. This waiver of rights and notice is intended to be binding on the undersigned and, subject to the requisite waivers from other Holders of rights under the Registration Rights Agreement, on all Holders. This waiver of rights and notice is effective only if execution of your waiver and the waivers of other Holders, in the aggregate, constitutes a waiver under Section 3.1 of the Registration Rights Agreement with respect to all Holders.

[Signature page follows.]

Sincerely,

Reata Pharmaceuticals, Inc.

/s/ J. Warren Huff
Name: J. Warren Huff
Title: Chief Executive Officer, President
and Secretary

Agreed and Acknowledged as of June     , 2017:

Novo Holdings A/S (f/k/a Novo A/S)

By:
Name:	Peter Haahr
Title:	Chief Financial Officer

Agreed and Acknowledged as of June 22, 2017:

Novo A/S

By:	/s/ Peter Haahr
Name:	Peter Haahr
Title:	Chief Financial Officer

Signature Page to Registration Rights Waiver